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                                                                      EXHIBIT 21

Subsidiaries of CH2M HILL Companies, Ltd.
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1.   CH2M HILL Industrial Design Corporation, an Oregon corporation

2.   Operations Management International, Inc., a California corporation

3.   CH2M HILL, Inc., a Florida corporation

4.   CH2M HILL Hanford Group, Inc., a Delaware corporation

5.   Kaiser-Hill Company, LLC, a Colorado limited liability company

6.   CH2M HILL Corp., an Oregon corporation

7.   CH2M HILL Holding, Inc., a Delaware corporation